Exhibit 10.13

FOURTH AMENDMENT
TO
LICENSE AGREEMENT

THIS FOURTH AMENDMENT TO THE LICENSE AGREEMENT (the “Amendment”), is entered into as of the 20th day of June 2008 and made effective as of the Signing Date (for purposes of this Amendment, such term shall have the meaning set forth in that certain Master Termination Agreement of even date herewith among the parties hereto (the “Master Termination Agreement”), by and between The Trustees of Columbia University in the City of New York, a New York corporation (“Columbia”), and Omnimmune Corp., a Texas corporation (the “Company”) (together, Columbia and Company shall be referred to as the “Parties”).  For purposes of this Amendment, the phrase “License Agreement” shall mean that certain License Agreement entered into by and between the Columbia and Company as of the 1st day of February 2005, as amended March 29, 2005; June 10, 2005 and January 31, 2007; and unless otherwise defined herein, capitalized terms and phrases shall have the meaning ascribed thereto in the License Agreement.

WHEREAS, the Company has requested, and Columbia has agreed, to amend the License Agreement upon the terms and conditions set forth in this Amendment;

NOW THEREFORE, for good and valuable consideration, including, without limitation, the promises and the mutual covenants contained herein, the Parties agree as follows:

Section 1.  Amendments.  Effective upon the Signing Date, the License Agreement is hereby amended as follows:

(a)	Section 1, entitled “Definitions,” shall be amended by deleting in its entirety Subsection 1a., thereof entitled “Affiliate,” and in lieu thereof, the following new section shall be added:

a. “Affiliate” means, with respect to any person or entity, a person or entity that directly or indirectly controls, is controlled by or is under common control with such person or entity.  For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of more than 50% of the outstanding voting stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the management thereof).

(b)	Section 3, entitled “Royalties and Payments,” shall be amended as follows:

a. In consideration of the license granted under Section 2.a of this Agreement, the Company shall pay to Columbia:

(i)
a reimbursement in the amount of $25,000 for past patent expenses, upon the initial $1,000,000 of sales of Licensed Products by Company, its successors or Sublicensees or any of their respective Affiliates (or any combination thereof);

~~(ii)~~
a running royalty, to be determined on a Territory (as defined below) by Territory basis, equal to the greater of either 1% or the Pass-Thru Multiple (as defined below) of Net Sales of all Licensed Products that involve use of Licensed Material or Licensed Information but are not covered by a Claim of a Licensed Patent (the “Non-Patented Products”) for a term of ten (10) years from the date of the First Sale of each Non-Patented Product; provided, however, that in no event shall the running royalty under this Subsection (ii) exceed 2%; and

(iii)
 a running royalty, to be determined on a Territory by Territory basis, equal to the greatest of (1) 2%, (2) the Pass-Thru Multiple, if applicable, or (3) the Transaction Multiple (as defined below), if applicable, of Net Sales of all Licensed Products covered by a Claim of a Licensed Patent licensed hereunder to the Company (the “Patented Products”), for a period of ten (10) years from the date of First Sale of each new Patented Product in a Territory or the last to expire Licensed Patent in such Territory, whichever is longer; provided, however, that in no event shall the running royalty under this Subsection (iii) exceed 4%.

(a)	Definitions. For purposes of this Section 3.a, the following term and phrases shall have the meaning ascribed thereto:

(1)
“Acquisition” shall mean the initial consummation of any of the following, effected, directly or indirectly, in one or more transactions:  (x) any sale, lease, license or other transfer or disposition of all or a majority of the business or assets of the Company, including, without limitation, by means of any revenue sharing, participation or other arrangement that confers all or a majority of the benefits and economic indicia of ownership of such business or assets; or (y) any merger, consolidation, conversion, other business combination, share exchange, sale or other transfer or disposition of shares, spin-off, spin-out, contractual transfer of control or voting power, reorganization, recapitalization or other transaction or transactions involving the Company, if after giving effect to any such transaction or transactions described in this clause (y) the holders of record or beneficial owners of the voting shares of, or other voting interests in, the Company prior to the first such transaction no longer hold or own beneficially (in substantially the same percentages) a majority of the voting shares of, or other voting interests in, the Company (a “Control Shift”); provided that neither issuances by the Company of its capital stock (whether as an original issuance or from treasury shares) to investors, solely for bona fide equity financing purposes nor any Control Shift that may occur solely by means of (aa) the private placement of up to 3,200,000 Units (as such term is defined in the PAA (as defined below) conducted pursuant to that certain Placement  Agency Agreement, dated June 20, 2008, between the Company and New Castle Financial Services, LLC, as such agreement is in effect on the date hereof, and/or (bb) the merger of the Company into a wholly-owned subsidiary Roughneck Supplies, Inc. (the “Merger Sub”), pursuant to a Merger Agreement between the Company and Roughneck Supplies, Inc. (or any successor thereof) and the Merger Sub., substantially upon the terms disclosed in the draft Confidential Private Placement Memorandum with respect to the sale of  up to $8 million of units, furnished to Columbia on the date hereof, shall, in and of themselves, be deemed to be an Acquisition. Without limitation as to Section 20, the term “Company,” as used in this definition, shall include any Successor Issuer.

(2)
“Acquisition Pass-Thru Multiple” shall mean the Pass- Thru Multiple required to be paid by Company in respect of Net Sales under any sublicense between Company and any person or entity that is or becomes an Acquiring Sublicensee (as defined below), whether or not such sublicense remains in effect following an Acquisition.

(3)	“Acquiring Sublicensee” shall mean, any Sublicensee (including any Affiliate of any Sublicensee) that has entered into any Acquisition transaction.

(4)
“Pass-Thru Multiple” shall mean the product of the Pass-Thru Percentage (as defined below) multiplied by the royalty rate required to be paid by any Sublicensee to Company on account of Net Sales of, in the case of Section 3.a(ii) above, Non-Patented Licensed Products or, in the case of Section 3.a(iii) above, Patented Products, as the case may be; and

(5)
“Pass-Thru Percentage” shall mean that percentage rate as may be applicable under Section 3.b below, for either sublicensed therapeutics or sublicensed diagnostics and in effect from time to time thereunder.

Example:  if prior to the first animal efficacy study Company were to sublicense a Patented Product to a pharmaceutical company in exchange for a $1,000,000 upfront license fee and a 15% sublicense royalty on Net Sales, then, in the absence of an Acquisition, Company would owe Columbia the following amounts

A sublicense fee on Sublicense Revenue equal to 22.5% of $1,000,000

A running royalty of the greater of 2% of Net Sales or 3.375% (22.5% x 15%) of Net Sales.

The foregoing example is provided solely for illustration purposes.

(6)
 “Successor Issuer” shall mean any issuer of securities issued to holders of the voting shares of, or other voting interests in, the Company directly or indirectly in consideration for such shares of, or interests in, the Company.

(7)	“Territory” shall mean any defined area under the jurisdiction or considered to be the possession of a recognized government (e.g., the area described as the United States of America).

(8)	“Transaction Multiple” shall mean the greater of either:

a.	the Acquisition Pass-Thru Multiple; or

b.
in the case of an Acquisition other than by an Acquiring Sublicensee, three percent (3%) of Net Sales of Patented Products sold for therapeutic purposes (whether or not such products are also sold for diagnostic purposes); provided, however, that in the case where the Acquisition occurs at a point in time where the Pass-Thru Percentage of 12.5% is applicable, then in such case, three percent (3%) shall be reduced to two and one-half percent (2.5%)).

(b)	If more than one Licensed Patent covers a Licensed Product, no additional royalties will be paid by Company than if the Licensed Product is covered by one Licensed Patent.

(c)
If, after review at any stage of prosecution, Company and Columbia amend this Agreement in writing that all claims issued or pending either do not cover a Licensed Product, or are deemed unpatentable, then the royalty to Columbia under Section 3a(ii) hereof shall be reduced to one percent (1%) of Net Sales on such Licensed Product.  Notwithstanding the foregoing, if a patent subsequently issues from such applications, then the royalty due to Columbia shall return to the original two percent (2%) of Net Sales on such Licensed Product, beginning on the date of such issue.

b.           For the avoidance of doubt with respect to the royalties to be paid by Licensee under Sections 3a(ii) and (iii) of this Agreement, if Licensee owes  running royalties under either such Section with respect to Net Sales by a Sublicensee and Net Sales by Licensee itself, Licensee owes the royalties at the same “greatest of” running royalty rate on all such sales (prior to giving effect to Section 3c), notwithstanding that the definitions of “Pass-Through Multiple” and “Transaction Multiple” (and any underlying definitions) are defined on the basis of Sublicensee or Licensee transactions.  In addition, on all other gross revenues to the extent included in Sublicense Revenue as defined above in Section 1q (other than royalties on Net Sales), fees, payments and consideration, or any part thereof, received by Company from Sublicensee as full or partial consideration for the grant of any sublicense by Company pursuant to Section 2.b, the Company shall pay to Columbia a percentage of Sublicense Revenue received by the Company and/or its Affiliates from its Sublicensees according to the following schedule:

From sublicensed therapeutics:

22.5% with respect to a sublicense entered into before the first animal efficacy study of the Licensed Products;

17.5% with respect to a sublicense entered into after first animal efficacy study of the Licensed Products; or

12.5% with respect to a sublicense entered into after first human clinical trial of the Licensed Products;

From sublicensed diagnostics:

17.5% with respect to a sublicense entered into before diagnostic clinical trial of the Licensed Products; or

12.5% with respect to a sublicense entered into after diagnostic clinical trial of the Licensed Products.

For the avoidance of doubt, in the event any Sublicense Revenue derives from a Licensed Product sold for both diagnostic and therapeutic purposes, then such product shall be deemed to be both a sublicensed therapeutic and a sublicensed diagnostic, and the Company shall pay Columbia with respect to all Sublicense Revenue derived from such Licensed Product the greater of the two otherwise applicable percentages in this Section 3.b with respect to diagnostics and therapeutics.

c.           Notwithstanding any provision of this Agreement to the contrary, the amount of any running royalties in excess of 1% payable by Company under Section 3.a(ii) in  respect of Net Sales of any Licensed Product shall be reduced by fifty percent (50%) of any running royalty payments made by the Company to third parties in respect of know how or other proprietary rights or information involved in the use of such Licensed Product, and the amount of any running royalties in excess of 2% payable by Company under Section 3.a(iii) in respect of Net Sales of any Licensed Product shall be reduced, in any Territory, by fifty percent (50%) of any running royalty payments made by Company to third parties in respect of Claims covering such Licensed Product in such Territory, but only if and to the extent that such know how or other proprietary rights or information or patent rights, as applicable, are licensed after the Signing Date from such third parties by Company and are necessary to make, use, offer for sale, sell or import such Licensed Product (but excluding, without limitation, any third-party licenses related to packaging or similar uses).

d.           Minimum Annual Royalties -  Company shall pay to Columbia minimum royalties for sales of Licensed Products  according to the following schedule, all of which payments shall be credited towards and offset against royalties and payments due with respect to  Sublicense Revenue before any such payments are due to Columbia:

(i)	$37,500 on each anniversary after the First Sale of the first Licensed Product based on diagnostic purpose; and

(ii)	$112,500,000 on each anniversary after the First Sale of the first Licensed Product based on therapeutic purpose.

(iii)	For the avoidance of doubt, in the event a product is sold for both diagnostic purposes and therapeutic purposes, then both the payments under Sections 3.d(i) and 3.d(ii) are due.

e.           Licensed Product(s) Derived From More Than One Licensed Patent - If a Licensed Product is derived from more than one Licensed Patent and/or uses more than one Licensed Material, Company is obligated to pay only one royalty to Columbia, the highest royalty applicable.

f.           License Maintenance Fees - Company shall pay annual license maintenance fees according to the schedule below:

$52,500 on or before May 1, 2009;

$75,000 on or before May 1, 2010; and

$60,000 each first of May thereafter.

The foregoing maintenance fees shall be due and payable until Company pays Columbia the minimum royalties under Section 3.d(i) and 3.d(ii) hereof on an annual basis.

g.           Milestone Payment.  Upon and coincident with the date on which a New Drug Application (“NDA”) for a Licensed Product is granted by the FDA (as such process is contemplated in Section 505 of the Federal Food, Drug & Cosmetic Act) or a similar approval is granted for a Licensed Product in any Territory in which a Licensed Product is covered by a Claim of a Licensed Patent, Company shall pay Columbia the amount of $500,000.

(b)           Section 6, entitled “Best Efforts,” shall be amended as follows:

(1)	Subsection 6(a)(i) shall be amended by deleting the date “February 1, 2008,” and in lieu thereof adding the date “September 1, 2009”;

(2)	Subsection 6(a)(ii) shall be amended by deleting the date “February 1, 2007,” and in lieu thereof adding the date “September 1, 2009”;

(3)	Subsection 6(a)(iii) shall be amended by deleting the date “February 1, 2010,” and in lieu thereof adding the date “August 1, 2010”;

(4)	Subsection 6(a)(iv)(a) shall be amended by deleting the date “February 1, 2008,” and in lieu thereof adding the date “September 1, 2009”;

(5)	Subsection 6(a)(iv)(b) shall be amended by deleting the date “February 1, 2010,” and in lieu thereof adding the date “February 1, 2011”;

(6)	Subsection 6(a)(iv)(c) shall be amended by deleting the date “February 1, 2011,” and in lieu thereof adding the date “February 1, 2012”;

(7)	Subsection 6(a)(v)(a) shall be amended by deleting the dates “February 1, 2008” and “February 1, 2010,” and in lieu thereof adding the dates “February 1, 2011” and February 1, 2012,” respectively;

(8)	Subsection 6(a)(v)(b) shall be amended by deleting the date “February 1, 2010,” and in lieu thereof adding the date “February 1, 2012”;

(9)	Subsection 6(a)(v)(c) shall be amended by deleting the date “February 1, 2011,” and in lieu thereof adding the date “February 1, 2014”; and

(10)	Subsection 6(a)(v)(d) shall be amended by deleting the date “February 1, 2013,” and in lieu thereof adding the date “February 1, 2016”; and

(d)	Section 16, entitled “Breach and Cure” shall be amended to delete therefrom in its entirety Subsection 16(a)(iii).

(e)	Section 17, entitled “Term of Agreement,” shall be amended to delete therefrom in its entirety Subsection 17(a) and, in lieu thereof, the following new Subsection 17(a) shall be added:

This Agreement shall be effective as of the date first recited above and shall continue in full force and effect until its expiration or termination in accordance with this Section 17.

Section 2.                      This Amendment shall not be effective until the Signing Date, and shall be of no force and effect unless the Signing Date occurs on or prior to August 1, 2008.  Each of the Parties to this Amendment acknowledge and agree that, except as modified hereby, all of the terms and provisions of the License Agreement shall remain in full force and effect.

Section 3.                      This Amendment and the License Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings among the parties with respect thereto.  The foregoing is without limitation as to the effect of the Fourth Amendment and the Termination Agreement (Stockholders Agreement).  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 4.                      This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart hereof.  If any portion of this Amendment or application thereof is held invalid, the invalidity shall not affect other provisions of this Amendment that can be given effect without the invalid provision or application and, to this end, the provisions of this Amendment are declared to be severable.

Section 5.                      This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns in accordance with Section 20 of the License.

Section 6.                      Should a conflict arise or otherwise exist between the terms and conditions of the License Agreement and this Amendment or any interpretation thereof, each of the Parties agree that the terms and conditions of this Amendment shall prevail.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Columbia

The Trustees of Columbia University in the City of New York, a New York corporation

By: /s/ Orin Herskowitz
Name: Orin Herskowitz
Title: Executive Director, Science and Technology Ventures

COMPANY

Omnimmune Corp., a Texas corporation

By:/s/ Harris A. Lichtenstein
Name: Harris A. Lichtenstein
Title: President and CEO